Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Institutional High Yield Fund, which was held on December 27, 2001, the following actions were taken: Item 1. Trustees of the Trust were elected as follows:

Nominee
Number of Shares For

Jeffrey L. Shames 527,040.889
John W. Ballen 527,040.889
Lawrence H. Cohn 527,040.889
J. David Gibbons 527,040.889
William R. Gutow 527,040.889
J. Atwood Ives 527,040.889
Abby M. O'Neill 527,040.889
Lawrence T. Perera 527,040.889
William J. Poorvu 527,040.889
Arnold D. Scott 527,040.889
J. Dale Sherratt 527,040.889
Elaine R. Smith 527,040.889
Ward Smith 527,040.889
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares
For 527,040.889

Against
Abstain
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For 527,040.889

Against
Abstain
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 527,040.889

Against
Abstain
Item 5. To change the investment policy relating to investment in common stocks and other types of securities from fundamental to nonfundamental.
(Item 5 is not applicable for the MFS Institutional High Yield Fund.)
Number of Shares
For
Against
Abstain
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending June 30, 2002.
Number of Shares
For 527,040.889
Against
Abstain